                           SA FUNDS - INVESTMENT TRUST

                       PLAN FOR MULTIPLE CLASSES OF SHARES



         WHEREAS, SA Funds - Investment Trust (the "Trust") is a Delaware business trust, engaged in business as an open-end management investment company and registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, pursuant to the terms of the Trust's Agreement and Declaration of Trust, as well as the 1940 Act and the rules and regulations thereunder, the Board of Trustees of the Trust (the "Board") has authority to approve and authorize the issuance of, and has approved and authorized the issuance of, shares of beneficial interest as Class S Shares and Class I Shares of each investment Fund (a "Fund") of the Trust listed herein on Schedule A, as may be amended;

         WHEREAS, the Trust wishes to adopt this Plan for Multiple Classes of Shares (the "Multi-Class Plan"), which is a plan as contemplated by Rule 18f-3 of the 1940 Act; and

         WHEREAS, at a meeting held on July 9, 1999, the Board, including a majority of the Trustees who are not interested persons of the Trust (as defined in section 2(a)(19) of the 1940 Act) (the "Independent Trustees"), approved and adopted this Multi-Class Plan and determined that this Multi-Class Plan is: (a) in the best interest of the holders of Class S Shares; (b) in the best interest of the holders of Class I Shares; and (c) in the best interest of the Trust as a whole;

         NOW, THEREFORE, this Multi-Class Plan, as amended from time to time, shall remain in effect until such time as the Board terminates this Multi-Class Plan.

SECTION I:  CLASS SHAREHOLDER SERVICES FEES
-------------------------------------------

         Class S Shares of each Fund are offered at net asset value and are subject to annual asset-based shareholder service fees of 0.25% of the average daily net assets of the Class S Shares of such Fund. Such fees are calculated daily and paid monthly to RWB Advisory Services Inc. ("RWB") for providing shareholder support services.

         Class I Shares of each Fund are offered at net asset value and are subject to annual asset-based shareholder service fees of 0.05% of the average daily net assets of the Class I Shares of such Fund. Such fees are calculated daily and paid monthly to RWB for providing shareholder support services.

         Notwithstanding the foregoing, the aggregate amount of any asset-based shareholder service fees paid by the Trust shall not exceed such amount as is permitted under Section 26(d) of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD"), as amended from time to time, and any other rules or regulations promulgated by the NASD or Securities and Exchange Commission applicable to mutual fund service fees.

SECTION II:  ALLOCATION OF CLASS EXPENSES; OTHER PROVISIONS
-----------------------------------------------------------

         Class S Shares and Class I Shares represent interests in the same Funds of the Trust. Class S Shares of a Fund may be exchanged for Class S Shares of any other Fund. Class I Shares of a Fund may be exchanged for Class I Shares of any other Fund. Each class of shares shall have the same rights, preferences, voting powers, restrictions and limitations, except as follows:

         (1) each class will bear different Class Expenses (as defined below);

         (2) each class will have exclusive voting rights with respect to matters that exclusively affect such class and separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class;

         (3)      each class will bear a different name or designation.

         The Board, acting in its sole discretion, has determined that the following expenses attributable to the shares of a particular class ("Class Expenses") will be borne solely by the class to which they are attributable:

         (1) transfer agency fees as identified by the transfer agent as being attributable to a specific class;

         (2) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders;

         (3) extraordinary non-recurring expenses such as litigation and other legal expenses relating to a particular class; and

         (4)      asset-based shareholder service fees.

         Class Expenses may be waived or reimbursed proportionately and on a pro rata basis between classes of a Fund by RWB or any other provider of services to the Trust.

         Investment advisory fees and other expenses relating to the management of a Fund's assets shall not be allocated on a class-specific basis.

SECTION III:  ALLOCATION OF FUND INCOME AND EXPENSES
----------------------------------------------------

         Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific class pursuant to Section II above, shall be allocated to each class of a Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

SECTION IV:  AMENDMENTS
-----------------------

         This Multi-Class Plan may not be amended to change any material provision unless such amendment is approved by a vote of the majority of the Board, including a majority of the Trustees who are not interested persons of the Trust, based on its finding that the amendment is in the best interest of each class individually and the Trust as a whole.

         IN WITNESS WHEREOF, the Trust has executed this Multi-Class Plan on the day and year set forth below.

Date:        July 9, 1999
      ----------------------------

                                     SA Funds - Investment Trust

                                     By: /s/ John J. Bowen, Jr.
                                         ----------------------------
                                         John J. Bowen, Jr.

                                     Title:   President

                                   SCHEDULE A

                           SA FUNDS - INVESTMENT TRUST




SA Fixed Income Fund

SA U.S. Market Fund

SA U.S. HBtM Fund

SA U.S. Small Company Fund

SA International HBtM Fund

SA International Small Company Fund